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                                                                    Exhibit (11)
                                 STEPAN COMPANY
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               For the Three Months Ended March 31, 1995 and 1994
                                   Unaudited


(In Thousands, except per share amounts)                    Three Months
                                                            Ended March 31
                                                      -------------------------
                                                         1995            1994
                                                         ----            ----
Computation of Per Share Earnings

Net income                                               $6,109          $2,022
Deduct dividends on preferred stock                         268             271
                                                         ------          ------
Income applicable to common stock                        $5,841          $1,751
                                                         ======          ======
Weighted average number of shares outstanding             9,953           9,898

Per share earnings*                                      $0.587          $0.177
                                                         ======          ======
Computation of Per Share Primary Earnings

Income applicable to common stock                        $5,841          $1,751
                                                         ======          ======
Weighted average number of shares outstanding             9,953           9,898
Add net shares issuable from assumed exercise
  of options (under treasury stock method)                  176             156
                                                         ------          ------
Shares applicable to primary earnings                    10,129          10,054
                                                         ======          ======
Per share primary earnings*                              $0.577          $0.174
                                                         ======          ======
Dilutive effect                                             1.7%            1.7%

Computation of Per Share Fully Diluted Earnings

Net income (See Note A)                                  $6,109          $1,751
                                                         ======          ======
Weighted average number of shares outstanding             9,953           9,898
Add net shares issuable from assumed exercise
  of options (under treasury stock method)                  176             156

Add weighted average shares issuable from
  assumed conversion of convertible preferred
  stock (See Note A)                                        889              --
                                                         ------          ------

Shares applicable to fully diluted earnings              11,018          10,054
                                                         ======          ======
Per share fully diluted earnings*                        $0.554          $0.174
                                                         ======          ======
Dilutive effect                                             5.6%            1.7%

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(A)      For 1994, the assumed conversion of convertible preferred stock would have been antidilutive.  Accordingly, the dividends and shares issuable from assumed conversion have been excluded pursuant to APB
         No. 15.

- ---------------
* Rounded

This calculation is submitted in accordance with Regulation S-K, item 601(b)(11).